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EXHIBIT 4.3

FOURTH AMENDMENT TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

        THIS FOURTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this "Fourth Amendment"), is made and dated as of August 31, 2002 among AAR CORP., a Delaware corporation ("Borrower"), the Lenders party hereto ("Lenders"), and BANK OF AMERICA, N.A., as Agent (in such capacity, "Agent").

RECITALS

        1.    The Borrower, the Lenders and the Agent are parties to that certain Second Amended and Restated Credit Agreement, dated as of May 27, 1998, as amended by that certain First Amendment to Second Amended and Restated Credit Agreement, dated as of December 28, 1998, as further amended by that certain Second Amendment to Second Amended and Restated Credit Agreement, dated as of February 5, 2002, and as further amended by that certain Third Amendment to Second Amended and Restated Credit Agreement, dated as of May 23, 2002 (as heretofore amended, the "Existing Credit Agreement").

        2.    The Borrower, the Lenders, and the Agent have agreed to certain amendments to the Existing Credit Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

Part 1
Definitions

        Section 1.1.    Certain Definitions.    Unless otherwise defined herein or the context otherwise requires, the following terms used in this Fourth Amendment have the following meanings:

          "Amended Credit Agreement" means the Existing Credit Agreement as amended hereby.

          "Fourth Amendment Effective Date" shall mean August 31, 2002, subject to the Borrower's satisfaction of, or the Lenders' waiver, of each of the conditions set forth in Part 5 of this Fourth Amendment has been satisfied.

        Section 1.2.    Other Definitions.    Unless otherwise defined herein or the context otherwise requires, terms used in this Fourth Amendment have the meanings provided in the Amended Credit Agreement.

Part 2
Amendments to Existing Credit Agreement

        Effective on (and subject to the occurrence of) the Fourth Amendment Effective Date, the Existing Credit Agreement is hereby amended in accordance with this Part 2. Except as so amended, the Existing Credit Agreement shall continue in full force and effect.

        Section 2.1.    Amendment of Definition of "Parallel Agreement Commitments".    Article I of the Existing Credit Agreement is amended by changing the definition of "Parallel Agreement Commitments" to read in its entirety as follows:

          "Parallel Agreement Commitments" means the sum of the aggregate outstanding commitments of each of the lenders under the Parallel Agreements and this Agreement as of the Adjustment Date, whether drawn or undrawn, as adjusted, when and as appropriate to give effect to (i) the termination in the commitments under the U.S. Bank Agreement upon the scheduled maturity thereof or after any extensions of such scheduled maturity, (ii) the scheduled reductions in the Aggregate Commitment and the commitment under the Bank One Agreement occurring on or about the Reduction Dates, and (iii) any increases in the commitments of any lenders under any Parallel Agreements from time to time.

        Section 2.2.    Amendment of Section 2.5 (Reductions in Aggregate Commitment).    Section 2.5(b) of the Existing Credit Agreement are amended in its entirety to read as follows:

          (b)  The Aggregate Commitment shall automatically be reduced (i) by $10,000,000 on September 30, 2002 and (ii) by $5,000,000 on each of June 30, 2002, December 31, 2002, June 30, 2003, and December 31, 2003 (each date identified in (i) and (ii) being a "Reduction Date"). Each of these automatic reductions in the Aggregate Commitment shall be in addition to, and not in lieu of, any other mandatory reductions in the Aggregate Commitment required hereunder.

        Section 2.3.    Further Amendment of Section 2.5 (Reductions in Aggregate Commitment).    Section 2.5 of the Existing Credit Agreement is further amended by deleting section 2.5(d) in its entirety.

        Section 2.4.    Amendment of Section 6.23 (Fixed Charge Coverage Ratio).    Section 6.23 of the Existing Credit Agreement is amended to read in its entirety as follows:

            6.23    Fixed Charge Coverage Ratio.    The Borrower will maintain a Fixed Charge Coverage Ratio of not less than 1.20:1.00 as of the last day of each fiscal quarter of the Borrower commencing on the quarter ended November 30, 2002 and thereafter. The Fixed Charge Coverage Ratio shall be determined based on four of the previous five fiscal quarters of the Borrower that occurred immediately prior to the calculation date, at the Borrower's option, except that for the quarter ended November 30, 2002, the Borrower may elect to calculate the Fixed Charge Coverage Ratio based solely upon that quarter's results.

Part 3
Representations and Warranties

        The Borrower represents and warrants to the Lenders and the Agent that, on and as of the Fourth Amendment Effective Date, and after giving effect to this Fourth Amendment:

        Section 3.1.    Authority.    The Borrower has all the necessary corporate power to make, execute, deliver, and perform this Fourth Amendment, and this Fourth Amendment constitutes the legal, valid and enforceable obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

        Section 3.2.    No Legal Obstacle to Agreement.    Neither the execution of this Fourth Amendment, the making by the Borrower of any borrowings under the Amended Credit Agreement, nor the performance of the Amended Credit Agreement has constituted or resulted in or will constitute or result in a breach of the provisions of any contract to which Borrower is a party, or the violation of any law, judgment, decree or governmental order, rule or regulation applicable to the Borrower, or result in the creation under any agreement or instrument of any security interest, lien, charge, or encumbrance upon any of the assets of the Borrower. No approval or authorization of any governmental authority is required to permit the execution, delivery or performance by the Borrower of this Fourth Amendment, the Amended Credit Agreement, or the transactions contemplated hereby or thereby, or the making of any borrowings by the Borrower under the Amended Credit Agreement.

        Section 3.3.    Incorporation of Certain Representations.    The representations and warranties set forth in Article V of the Amended Credit Agreement are true and correct in all material respects on and as of the Fourth Amendment Effective Date as though made on and as of the date hereof except for any representations and warranties that expressly relate solely to an earlier date, which representations and warranties were true and accurate in all material respects on and as of such earlier date.

        Section 3.4.    Default.    No Default or Unmatured Default has occurred and is continuing under the Amended Credit Agreement.

Part 4
Additional Agreements

        Section 4.1.    Commitments under Parallel Agreements.    On September 30, 2002, the Aggregate Commitment shall be reduced to $25,000,000, giving effect to the step-down in the Aggregate Commitment required by Section 2.5(b) of the Amended Credit Agreement. The Aggregate Commitment of $25,000,000 shall be subject to (i) further scheduled reductions occurring after September 30, 2002, as required by Section 2.5(b)(ii) of the Amended Credit Agreement, and (ii) any further reductions in the Aggregate Commitment required by Section 2.5(c) of the Amended Credit Agreement from time to time. The Borrower may agree with its lenders under the Bank One Agreement that the commitments of such lenders be reduced to an aggregate amount of not less than $25,000,000 as of September 30, 2002, provided that (i) the outstanding commitment under the LaSalle Agreement remains at least $25,000,000 as of September 30, 2002 and (ii) the outstanding commitment under the U.S. Bank Agreement remains at least $10,000,000 as of September 30, 2002. For the avoidance of doubt, such reduction of the commitment under the Bank One Agreement to $25,000,000 shall not cause an additional reduction in the Aggregate Commitment pursuant to Section 2.5(c) of the Amended Credit Agreement.

        Section 4.2.    Compliance with Section 2.3(e).    The Borrower has advised the Agent and the Lenders that, as a result of the reductions in the Aggregate Commitment pursuant to this Fourth Amendment, the outstanding Advances shall exceed the Ratable Amount of the total outstanding borrowings and advances under the Parallel Agreements (including the Amended Credit Agreement). Under the terms of Section 2.3(e), the Borrower would be required to make an immediate repayment of the Advances to cause the outstanding Advances not to exceed such Ratable Amount. However, the Borrower has advised the Agent and the Lenders that complying with this requirement of Section 2.3(e) would require the Borrower to terminate Eurodollar contracts and incur breakage charges in connection therewith. The Borrower has requested that the Agent and the Lenders waive temporarily the Borrower's compliance with Section 2.3(e) solely to the extent necessary to avoid the Borrower's terminating Eurodollar contracts. The Agent and the Lenders hereby agree that, from the Fourth Amendment Effective Date through and including October 29, 2002, the Borrower's compliance with Section 2.3(e) of the Amended Credit Agreement is waived solely to the extent that the Borrower would be required to terminate Eurodollar contracts existing as of the Fourth Amendment Effective Date ("Current Eurodollar Contracts") to effect the repayments otherwise required by Section 2.3(e) of the Amended Credit Agreement. Upon the maturity of such Current Eurodollar Contracts, and in any event no later than October 29, 2002, the Borrower shall effect the immediate repayments of the Advances otherwise required by Section 2.3(e) of the Amended Credit Agreement.

Part 5
Conditions to Effectiveness

        This Fourth Amendment shall be and become effective on the Fourth Amendment Effective Date provided that (i) each of the conditions set forth in this Part 5 shall have been satisfied (or satisfaction thereof has been waived by the Agent and the Lenders), and (ii) the Required Lenders and the Borrower shall have duly executed counterparts of this Fourth Amendment and provided original copies thereof to the Agent. If the Borrower fails to satisfy each of the conditions set forth in this Part 5 prior to 12:00 p.m. (Eastern time) on September 30, 2002, then, at the option of the Agent and the Lenders, upon notice to the Borrower, this Fourth Amendment shall be null and void.

            Section 5.1.    Corporate Resolutions.    The Agent shall have received a copy of the resolution or resolutions passed by the Board of Directors of the Borrower, certified by the Secretary or an Assistant Secretary of Borrower as being in full force and effect on the date hereof, authorizing the amendments to the Existing Credit Agreement herein provided for and the execution, delivery and performance of this Fourth Amendment and any note or other instrument or agreement required hereunder.

            Section 5.2.    Authorized Signatories.    The Agent shall have received a certificate, signed by the Secretary or an Assistant Secretary of the Borrower, dated as of the date hereof, as to the incumbency of the person or persons authorized to execute and deliver this Fourth Amendment and any instrument or agreement required hereunder on behalf of the Borrower.

            Section 5.3.    Legal Opinion.    The Agent shall have received a legal opinion of senior counsel to the Borrower, in form and content reasonably satisfactory to the Agent, opining that this Fourth Amendment has been duly authorized, executed and delivered by the Borrower and constitutes the valid, binding, and enforceable obligation of the Borrower, except as such enforceability may be subject to (i) bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity.

            Section 5.4.    Closing Certificate.    The Agent shall have received an officer's certificate from the Borrower, executed by either the Chief Executive Officer or the Chief Financial Officer of the Borrower, certifying that after giving effect to this Fourth Amendment, no Default or Unmatured Default will be in existence, such certificate being in form reasonably satisfactory to the Agent.

Part 6
Miscellaneous

        Section 6.1.    References to the Credit Agreement.    Each reference to the Credit Agreement in the Amended Credit Agreement, the Notes or any of the other instruments, agreements, certificates or other documents executed in connection therewith (collectively, the "Loan Documents"), shall be deemed to be a reference to the Amended Credit Agreement, and as the same may be further amended, restated, supplemented or otherwise modified from time to time in accordance therewith.

        Section 6.2.    Expenses of Agent.    Within seven (7) Business Days of the receipt from the Agent of a detailed bill, the Borrower shall pay all reasonable costs and expenses incurred by the Agent in connection with the preparation, negotiation and execution of the Amended Credit Agreement, this Fourth Amendment and any other Loan Documents executed pursuant hereto and any and all modifications, and supplements thereto, including, without limitation, the reasonable costs and fees of the Agent's legal counsel and any taxes or expenses associated with or incurred in connection with any instrument or agreement referred to herein or contemplated hereby.

        Section 6.3.    Benefits.    This Fourth Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

        Section 6.4.    GOVERNING LAW.    THIS FOURTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES.

        Section 6.5.    Effect.    Except as expressly herein amended, the terms and conditions of the Existing Credit Agreement shall remain in full force and effect without amendment or modification, express or implied. The entering into this Fourth Amendment by the Lenders shall not be construed or interpreted as an agreement by the Lenders to enter into any future amendment or modification of the Amended Credit Agreement or any of the other Loan Documents.

        Section 6.6.    Counterparts; Telecopied Signatures.    This Fourth Amendment may be executed in any number of counterparts and by different parties to this Fourth Amendment on separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Any signature delivered or transmitted by a party by facsimile transmission shall be deemed to be an original signature hereto.

        Section 6.7.    Integration.    This Fourth Amendment, together with the Loan Documents, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Fourth Amendment supersedes all prior drafts and communications with respect thereto. This Fourth Amendment may not be amended except in a writing.

        Section 6.8.    Further Assurances.    The Borrower agrees to take such further actions as the Agent shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.

        Section 6.9.    Section Titles.    Section titles and references used in this Fourth Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto.

        IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed and delivered as of the date first written above.

AAR CORP.
By	/s/ TIMOTHY J. ROMENESKO Timothy J. Romenesko Vice President
BANK OF AMERICA, N.A., as Agent and Lender
By	/s/ MICHAEL J. MCKENNEY Michael J. McKenney Managing Director

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  EXHIBIT 4.3
FOURTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT
RECITALS
Part 1 Definitions
Part 2 Amendments to Existing Credit Agreement
Part 3 Representations and Warranties
Part 4 Additional Agreements
Part 5 Conditions to Effectiveness